Exhibit 99.1

LIBERTY GLOBAL REPORTS FIRST QUARTER 2011 RESULTS

Fiber Power Bundles Driving Subscriber Additions

Western Europe Leads Financial Performance

Rebased OCF Growth of 7% for Q1

Englewood, Colorado — May 4, 2011: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the first quarter (“Q1”) ended March 31, 2011. Highlights for the quarter compared to the same period for 2010 (unless noted), include:(1)

•                  Organic RGU(2) additions increased 23% to 251,000

•                  Revenue of $2.43 billion, reflecting rebased(3) growth of 4%

•                  Operating Cash Flow (“OCF”)(4) of $1.12 billion, representing rebased growth of 7%

•                  Operating income increased by 90% to $578 million

•                  Adjusted Free Cash Flow (“Adjusted FCF”)(5) of $265 million

Liberty Global President & CEO Mike Fries said, “Our first quarter results demonstrate continued momentum in subscriber growth along with solid financial performance to begin the year. We added over 250,000 subscribers in Q1, led by our Western European operations and, in particular, Unitymedia in Germany, which delivered its fourth consecutive quarter of improved volume growth since we purchased the business. From a product perspective, we are seeing strong growth in our digital cable business with 289,000 subscriber additions during the quarter, and we are aggressively leveraging our investment in next-generation broadband services across a 3.0-ready footprint that now exceeds 20 million homes passed in Europe and Chile. Our ‘Fiber Power’ bundles offer compelling value and generally include the fastest broadband speeds available in our markets.”

“These healthy subscriber gains were the principal driver of 4% rebased revenue growth in the quarter to $2.4 billion. Operational efficiencies helped generate even faster rebased OCF growth of 7% to $1.1 billion in Q1 and our OCF margin increased 130 basis points to 46.1%. Once again, this performance was driven by our Western European operations that delivered 8% rebased growth in the quarter, led by Germany which posted rebased OCF growth of 14%. Meanwhile, we generated Adjusted Free Cash Flow of $265 million for LGI overall, which puts us on track to achieve our full-year objective of mid-teens Adjusted FCF growth, and we are confirming all of our other 2011 guidance targets today.”

“We ended Q1 with $4.0 billion of total liquidity,(6) including $2.8 billion in cash and cash equivalents. In addition, we had $1.6 billion in restricted cash associated with the pending acquisition of Kabel BW Erste Beteiligungs GmbH (“KBW”), the third largest cable operator in Germany. Given the strong performance of Unitymedia over the last several quarters, we are excited about adding further scale to our operations in one of Europe’s fastest growing cable markets. In terms of our capital return strategy, we repurchased approximately $300 million of our stock year-to-date through April, and we remain focused on repurchasing $1 billion of equity securities in 2011.”

Subscriber Statistics

At March 31, 2011, we provided our 17.6 million customers a total of 28.0 million services, consisting of 16.7 million video, 6.6 million broadband internet and 4.7 million telephony subscriptions. As compared to an aggregate 27.1 million RGUs at March 31, 2010, we have added over 900,000 organic RGUs in the last twelve months. Our compelling triple-play offers have fueled this expansion, as we have increased our triple-play customer base by more than 500,000 or 15% over this period. This has resulted in 22% of our customer base now subscribing to three products.

For the quarter ended March 31, 2011, we added 251,000 RGUs, representing a 23% increase over the prior year period. On a regional basis, our Western European(7) operations realized a 15% year-over-year increase in quarterly additions and accounted for 201,000 or 80% of our consolidated RGU additions. Of particular note, our German operation, Unitymedia, generated 109,000 subscriber additions in Q1, as it benefitted from a successful “DSL switcher” campaign and growing acceptance of its HD/DVR product offerings. As a result, Q1 2011 was its best quarter in terms of subscriber additions since our acquisition of the company, and the second highest in Unitymedia’s history. In addition, our UPC Broadband Division’s Central and Eastern European (“CEE”) and direct-to-home satellite (“UPC DTH”) operating segments delivered a combined year-over-year subscriber gain of 46% to 32,000 RGU additions, while our Chilean operation (“VTR Group”) posted a nearly five-fold increase to 24,000 RGU additions in the quarter.

During Q1 2011, we added 190,000 broadband internet and 155,000 telephony subscribers, representing year-over-year increases of 13% and 2%, respectively, as compared to our Q1 2010 performance. Beginning the year with “3.0” broadband services widely available across our European footprint, we have been able to leverage our speed advantage and attractively bundle our product offerings. For example, our Irish operation, benefitting from new “Fiber Power” bundles in Q1, achieved record subscriber growth in the quarter. Additionally, our Dutch operation delivered combined broadband internet and telephony subscriber additions of 51,000 in the first quarter, capitalizing on demand for its all-in “Fiber Power” bundles.

Our video losses decreased by 19% to 93,000 RGUs for the quarter ended March 31, 2011, as compared to 115,000 for the corresponding period of 2010, driven in part by improvement at UPC DTH. Along with the benefit of fewer analog losses, total digital video additions of 296,000 in Q1 2011, represented a 5% increase above the prior year first quarter. Digital cable penetrations continue to grow across our markets and we are now at 46% for LGI overall, up from 38% at March 31, 2010. Demand remains strong for both HD and DVR functionality, as now 45% of our digital cable subscribers have opted for one or both of these services. With video growth trending in the right direction, competitive levers provided by our “3.0” portfolio, and a continued growth trajectory in Western Europe, we are well-positioned to deliver strong subscriber growth for the remainder of the year.

Revenue

For the three months ended March 31, 2011, our consolidated revenue increased 12% to $2.43 billion, as compared to $2.18 billion for the three months ended March 31, 2010. The revenue increase was driven largely by the addition of Unitymedia for the full quarter in 2011, as compared to approximately two months in Q1 2010, by subscription and non-subscription organic revenue growth and, to a lesser extent, by foreign currency movements (“FX”). Adjusting for both FX and acquisitions, we achieved 4% rebased revenue growth for the three months ended March 31, 2011, as compared to the corresponding period in 2010. Of our three products, broadband internet was our fastest growing product, delivering over 6% rebased revenue growth in the first quarter, as compared to the prior year period.

With respect to our first quarter rebased revenue growth, our European operations achieved year-over-year growth of 4%, of which our Western European and CEE businesses accounted for rebased growth of 5% and 2%, respectively. Of note, our Western European revenue performance was led by our Irish, German and Dutch operations, which delivered year-over-year rebased growth of 12%, 8%, and 6%, respectively. In addition, our Swiss operation, building upon momentum from the second half of 2010, delivered its third consecutive quarter of improved rebased revenue growth. Also, rebounding from the Q1 2010 earthquake and capitalizing on demand for multi-play product offerings, our Chilean business generated rebased revenue growth of 9% in Q1, its best quarterly result in two years. Finally, our Australian operation (“Austar”), reported flat year-over-year rebased revenue growth, due in part to the impact of natural disasters during the quarter.

For the first quarter of 2011, we generated consolidated ARPU per customer(8) of $38.73, reflecting a year-over-year increase of 2% on an FX-adjusted basis. We added approximately 635,000 bundled customers in the last twelve months, which has been a catalyst for our continued ARPU per customer increases. Excluding Unitymedia from both Q1 periods, ARPU per customer of our consolidated operations increased 6% on an FX-adjusted basis to $44.77 and the ARPU per customer of our consolidated European businesses realized FX-neutralized growth of 6%. Additionally, our Chilean operation posted 7% year-over-year growth, while our Australian operation reported a 1% year-over-year decline in ARPU per customer, as both reflect, in part, the impact of natural disasters.

Operating Cash Flow

For the three months ended March 31, 2011, our OCF increased 15% to $1.12 billion, as compared to $975 million for the three months ended March 31, 2010. In terms of rebased growth, we delivered 7% for the first quarter of 2011 and, similar to the drivers of our revenue growth, our rebased OCF performance was powered by our Western European and Chilean operations. More specifically, our Western European operations generated rebased OCF growth of 8%, led by our operations in Ireland and Germany, which recorded rebased OCF growth of 22% and 14%, respectively. In addition, our Chilean operation delivered rebased OCF growth of 12%. Partially offsetting our strong first quarter growth in Western Europe and Chile, our CEE and Australian operations posted year-over-year rebased OCF declines of 3% and 1%, respectively.

For the first quarter, we achieved a consolidated OCF margin(9) of 46.1%, as compared to 44.8% for the three months ended March 31, 2010. This margin improvement resulted from year-over-year declines, as measured as a percentage of revenue, in both operating expenses and selling, general and administrative costs. From a regional standpoint, our European and Chilean operations each generated year-over-year OCF margin improvement of approximately 90 basis points, while our Australian operation experienced a 30 basis point decrease. One particular highlight in the quarter was the improvement in our German OCF margin, which increased by 440 basis points to 59.6% in Q1 2011. This improvement was largely due to cost containment efforts, as we successfully integrate Unitymedia into our pan-European operations.

Operating Income

For the three months ended March 31, 2011, our reported operating income increased 90% to $578 million, as compared to $304 million for the three months ended March 31, 2010. This increase resulted largely from a combination of higher OCF and a pre-tax gain of $115 million in connection with the sale of spectrum licenses at Austar during the first quarter of 2011.

Net Earnings Attributable to LGI Stockholders

We reported net earnings attributable to LGI stockholders (“Net Earnings”) of $342 million or $1.22 per diluted share for the three months ended March 31, 2011, as compared to Net Earnings of $737 million or $2.75 per diluted share for the three months ended March 31, 2010. The year-over-year decline in earnings was driven primarily by the $1.4 billion gain that we realized during the first quarter of 2010, relating to the disposition of our interest in J:COM. Our earnings from continuing operations were $424 million for the three months ended March 31, 2011, as compared to a loss from continuing operations of $633 million for the three months ended March 31, 2010. This substantial improvement in 2011 reflects higher operating income and foreign currency transaction gains, as well as lower realized and unrealized losses on derivative instruments.

Our diluted per share calculations utilized weighted average common shares of 289 million and 268 million for the three months ended March 31, 2011 and 2010, respectively.

Capital Expenditures and Free Cash Flow

For the quarter ended March 31, 2011, we reported capital expenditures of $510 million or 21% of revenue, which compares to capital expenditures of $405 million or 19% of revenue for the respective 2010 period. Of the year-over-year increase, Unitymedia and Telenet together accounted for $77 million or 73% of the U.S. dollar increase. Both operations reported capital expenditures at 24% of revenue in Q1 2011, as compared to 16% for Unitymedia and 17% for Telenet in Q1 2010. Excluding Unitymedia and Telenet in both periods, our capital expenditures as a percentage of revenue would be relatively flat with the prior year period. With respect to our overall level of capital expenditures, approximately 57% was related to customer premise equipment and scalable infrastructure, 27% was related to line extensions, upgrades and rebuilds, and the remaining 16% was related to support capital and other.

In terms of FCF, we generated $249 million in FCF for the three months ended March 31, 2011, as compared to $302 million for the three months ended March 31, 2010. On an adjusted basis, we achieved Adjusted FCF of $265 million for the first quarter of 2011, as compared to $297 million for the same period in 2010. The decrease in Adjusted FCF between the two periods resulted largely from a combination of higher capital expenditures as noted above and higher net cash interest and interest-related derivative outlays.

Liquidity and Leverage

At March 31, 2011, we had approximately $4.0 billion of consolidated liquidity, consisting of $2.8 billion of our cash and cash equivalents and $1.2 billion in borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities.(10) Of our consolidated cash position, we held $1.2 billion at our parent and non-operating subsidiaries and $1.6 billion at our operating subsidiaries. These amounts do not include $1.6 billion in short-term restricted cash held in escrow in connection with the pending acquisition of KBW (the “KBW Escrowed Cash”). Our cash position at March 31, 2011 decreased by approximately $1.1 billion from December 31, 2010. This decline stemmed primarily from the KBW Escrowed Cash and cash utilized for stock buybacks, partially offset by a combination of net borrowings, free cash flow generation, the sale of our Australian spectrum and the FX impact associated with a weakening U.S. dollar.

We had total debt(11) of $23.9 billion at March 31, 2011, which increased by approximately $1.4 billion during the quarter. This increase in total debt is primarily the result of the translation impact associated with our euro-denominated borrowings, as the U.S. dollar weakened by approximately 6% against the euro during the first quarter. Net borrowings of $358 million also contributed to this increase.

During Q1 2011, we completed two debt issuances maturing in 2020 at our UPC credit group and one debt issuance maturing in 2021 at Telenet. These new borrowings enabled us to refinance approximately $2.5 billion of debt maturing in 2013 to 2017. Subsequent to the first quarter, holders of our UnitedGlobalCom, Inc. (“UGC”) 1.75% convertible notes converted them into approximately 14.6 million LGI common shares. As a result of our refinancing activity and the conversion of the UGC convertible notes, approximately 85% of our consolidated debt is now due in 2016 and beyond. Additionally, on this same basis, we estimate that our fully-swapped borrowing cost(12) was approximately 7.9% at March 31, 2011.

With respect to our consolidated leverage ratios, we ended Q1 with gross and net debt (including the KBW Escrowed Cash) ratios(13) of approximately 5.3x and 4.3x, respectively. After excluding the $1.1 billion loan that is backed by the shares we hold in Sumitomo Corporation and adjusting for the conversion of the UGC convertible notes, our gross and net debt ratios decline to 4.9x and 3.9x, respectively.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2011, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2011 outlook and future growth prospects, including our continued ability to increase our organic RGU additions, further grow the penetration of our advanced services, increase our ARPU per customer, improve our OCF margins and generate Adjusted Free Cash Flow growth; our assessment of our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, and our ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; the manner, timing and amount of purchases that we may make under the Company’s repurchase program; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, the trading prices of our equity securities, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800

(1)

On January 28, 2010, our indirect subsidiary Unitymedia GmbH (formerly UPC Germany GmbH) acquired 100% of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, we merged Old Unitymedia with Unitymedia GmbH (“Unitymedia”) and Unitymedia became the surviving corporation. References to Unitymedia in this release refer to Unitymedia and its predecessors and subsidiaries unless otherwise indicated. In addition, we closed down Unitymedia’s arena segment effective September 30, 2010 and disposed of our interest in Jupiter Telecommunications Co., Ltd (“J:COM”) on February 18, 2010. The results of operations, subscriber metrics and cash flows of Unitymedia’s arena segment and J:COM have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

(2)

Please see page 21 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

(3)

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three months ended March 31, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in the respective 2010 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2011 results and (ii) reflect the translation of our rebased amounts for the 2010 period at the applicable average exchange rates that were used to translate our 2011 results. In addition, our total rebased OCF growth rates, as well as the rebased OCF growth rates for Central and Eastern Europe and Total UPC Broadband Division, reflect the impact of rebasing 2010 results for a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010 with retroactive effect to the beginning of 2010 (the “Hungarian Tax”). Please see page 10 for supplemental information.

(4)	Please see page 13 for our operating cash flow definition and the required reconciliation.
(5)

Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less cash payments for capital expenditures, with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate the costs associated with Old Unitymedia’s pre-acquisition debt and U.S. cash tax payments resulting from the gain on the J:COM divestiture, which tax payments occurred in the second, third and fourth quarters of 2010. Consistent with how we have set our 2011 guidance target, we have also begun adding back the FCF deficit associated with the VTR Wireless SA (“VTR Wireless”) mobile initiative to arrive at Adjusted FCF for the 2011 period. Please see page 15 for more information on FCF and Adjusted FCF and the required reconciliations.

(6)

Liquidity refers to our consolidated cash plus the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

(7)	Our Western European operations include the Western Europe operations in our UPC Broadband Division (Germany, Netherlands, Switzerland, Austria and Ireland) and our operations in Belgium (Telenet).
(8)

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. The amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Unless otherwise indicated, the growth rate for ARPU per customer relationship for LGI and UPC Broadband is not adjusted for currency impacts.

(9)	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
(10)

The $1.2 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

(11)	Total debt includes capital lease obligations.
(12)

Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

(13)

Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents and the KBW Escrowed Cash.

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,787.1	$3,847.5
Restricted cash	1,659.0	5.3
Trade receivables, net	761.5	922.3
Deferred income taxes	285.1	300.1
Other current assets	371.3	357.5
Total current assets	5,864.0	5,432.7

Restricted cash	40.2	40.6
Investments	1,088.2	1,073.6
Property and equipment, net	11,656.5	11,112.3
Goodwill	12,303.6	11,734.7
Intangible assets subject to amortization, net	2,116.4	2,095.5
Other assets, net	1,809.0	1,839.4

Total assets	$34,877.9	$33,328.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$603.2	$566.2
Deferred revenue and advance payments from subscribers and others	912.6	869.8
Current portion of debt and capital lease obligations	724.9	631.7
Derivative instruments	594.8	563.1
Accrued interest	308.4	221.2
Accrued programming	237.1	215.9
Other accrued and current liabilities	1,270.5	1,222.0
Total current liabilities	4,651.5	4,289.9

Long-term debt and capital lease obligations	23,135.9	21,830.9
Other long-term liabilities	3,566.9	3,750.3
Total liabilities	31,354.3	29,871.1

Commitments and contingencies

Equity:
Total LGI stockholders	3,057.4	3,044.6
Noncontrolling interests	466.2	413.1
Total equity	3,523.6	3,457.7

Total liabilities and equity	$34,877.9	$33,328.8

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2011	2010
	in millions, except per share amounts

Revenue	$2,432.3	$2,175.7

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	902.2	826.5
Selling, general and administrative (including stock-based compensation)	444.0	408.2
Depreciation and amortization	618.5	589.0
Impairment, restructuring and other operating charges (gains), net	(110.0)	48.4
	1,854.7	1,872.1
Operating income	577.6	303.6

Non-operating income (expense):
Interest expense	(364.2)	(343.2)
Interest and dividend income	22.1	13.0
Realized and unrealized losses on derivative instruments, net	(12.9)	(510.5)
Foreign currency transaction gains (losses), net	384.4	(135.1)
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(93.6)	52.6
Gains (losses) on debt modifications and extinguishments, net	(19.3)	3.1
Other expense, net	(4.4)	(0.1)
	(87.9)	(920.2)
Earnings (loss) from continuing operations before income taxes	489.7	(616.6)

Income tax expense	(65.7)	(16.4)

Earnings (loss) from continuing operations	424.0	(633.0)

Discontinued operations:
Earnings from discontinued operations, net of taxes	—	47.3
Gain on disposal of discontinued operations, net of taxes	—	1,392.2
	—	1,439.5

Net earnings	424.0	806.5

Net earnings attributable to noncontrolling interests	(81.6)	(69.9)

Net earnings attributable to LGI stockholders	$342.4	$736.6

Basic earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$1.42	$(2.44)
Discontinued operations	—	5.19
	$1.42	$2.75

Diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$1.22	$(2.44)
Discontinued operations	—	5.19
	$1.22	$2.75

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2011	2010
	in millions
Cash flows from operating activities:
Net earnings	$424.0	$806.5
Earnings from discontinued operations	—	(1,439.5)
Earnings (loss) from continuing operations	424.0	(633.0)

Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	310.9	1,266.7
Net cash provided by operating activities of discontinued operations	—	172.0
Net cash provided by operating activities	734.9	805.7

Cash flows from investing activities:
Change in restricted cash	(1,656.9)	0.4
Capital expenditures	(510.4)	(405.0)
Proceeds from sale of investments and other assets	148.9	—
Cash paid in connection with acquisitions, net of cash acquired	(50.7)	(2,627.1)
Proceeds received upon disposition of discontinued operations, net of deconsolidated cash and disposal costs	—	3,164.7
Other investing activities, net	(2.5)	0.9
Net cash used by investing activities of discontinued operations	—	(88.4)
Net cash provided (used) by investing activities	(2,071.6)	45.5

Cash flows from financing activities:
Borrowings of debt	2,929.4	1,241.1
Repayments and repurchases of debt and capital lease obligations	(2,571.6)	(4,440.8)
Repurchase of LGI common stock	(202.5)	(101.5)
Payment of net settled employee withholding taxes on stock incentive awards	(28.3)	(2.4)
Excess tax benefits from stock-based compensation	20.2	34.3
Payment of financing costs and debt premiums	(17.8)	(23.3)
Net cash received (paid) related to derivative instruments	0.8	(91.0)
Change in cash collateral	—	3,557.8
Other financing activities, net	(0.2)	16.2
Net cash used by financing activities of discontinued operations	—	(22.2)
Net cash provided by financing activities	130.0	168.2

Effect of exchange rate changes on cash:
Continuing operations	146.3	(118.1)
Discontinued operations	—	13.3
Total	146.3	(104.8)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	(1,060.4)	839.9
Discontinued operations	—	74.7
Net increase (decrease) in cash and cash equivalents	(1,060.4)	914.6

Cash and cash equivalents:
Beginning of period	3,847.5	3,269.6
End of period	$2,787.1	$4,184.2

Cash paid for interest:
Continuing operations	$260.6	$174.3
Discontinued operations	—	10.3
Total	$260.6	$184.6

Net cash paid for taxes:
Continuing operations	$14.4	$7.8
Discontinued operations	—	0.9
Total	$14.4	$8.7

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months ended March 31, 2011, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications and/or direct-to-home satellite (“DTH”) services, including video, broadband internet and telephony services. Most segments also provide business-to-business services. At March 31, 2011, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. Telenet provides broadband communications operations in Belgium and Austar provides DTH services in Australia. In Chile, the VTR Group includes VTR, which provides broadband communications services and VTR Wireless, which is undertaking the launch of mobile products through a combination of its own wireless network and mobile virtual network operator arrangements. The UPC Broadband Division’s central and other category includes (i) UPC DTH, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC Broadband Division. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

Beginning in the first quarter of 2011, UPC DTH, which is a Luxembourg-based organization that provides DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, is reported within the UPC Broadband Division’s central and other category. Prior to this change, the UPC DTH operating results were reported within the UPC Broadband Division’s Central and Eastern Europe segment. In addition, certain backbone costs incurred by the UPC Broadband Division were previously included in the operating expenses of the UPC Broadband Division’s central and other category. Beginning in the first quarter of 2011, these backbone costs are included within the operating expenses of the applicable UPC Broadband Division operating segment based on usage. Segment information for all periods presented has been restated to reflect the changes described above and to present Unitymedia’s arena segment as a discontinued operation.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three months ended March 31, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in our rebased amounts for the three months ended March 31, 2010 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2011, and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2010 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2011. In addition, we have reduced our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Broadband Division, for the three months ended March 31, 2010 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010. The 2010 OCF reduction was computed as if the Hungarian Tax had been imposed at the beginning of 2010. As a result, our rebased OCF for the three months ended March 31, 2010 includes a HUF 726 million ($3.6 million) reduction for the Hungarian Tax, as compared to a HUF 725 million ($3.6 million) reduction to OCF that is included in our actual results for the three months ended March 31, 2011. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2010 include Unitymedia and three small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2010 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$335.0	$216.8	$118.2	54.5	7.9
The Netherlands	310.2	295.5	14.7	5.0	6.3
Switzerland	299.7	260.3	39.4	15.1	2.5
Other Western Europe	216.6	214.2	2.4	1.1	2.3
Total Western Europe	1,161.5	986.8	174.7	17.7	5.0
Central and Eastern Europe	265.1	259.2	5.9	2.3	1.8
Central and other	30.1	27.1	3.0	11.1	—
Total UPC Broadband Division	1,456.7	1,273.1	183.6	14.4	4.5

Telenet (Belgium)	454.3	439.1	15.2	3.5	4.2
VTR Group (Chile)	214.1	182.0	32.1	17.6	9.2
Austar (Australia)	174.4	156.4	18.0	11.5	0.2
Corporate and other	153.8	146.0	7.8	5.3	—
Intersegment eliminations	(21.0)	(20.9)	(0.1)	(0.5)	—

Total	$2,432.3	$2,175.7	$256.6	11.8	4.3

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %(1)
	in millions, except % amounts
UPC Broadband Division:
Germany	$199.8	$119.7	$80.1	66.9	14.3
The Netherlands	180.7	168.8	11.9	7.0	8.4
Switzerland	166.7	141.5	25.2	17.8	5.1
Other Western Europe	99.6	98.0	1.6	1.6	3.2
Total Western Europe	646.8	528.0	118.8	22.5	8.4
Central and Eastern Europe	127.3	133.8	(6.5)	(4.9)	(3.0)
Central and other	(33.6)	(26.7)	(6.9)	(25.8)	—
Total UPC Broadband Division	740.5	635.1	105.4	16.6	5.5

Telenet (Belgium)	232.8	222.3	10.5	4.7	6.2
VTR Group (Chile)	84.4	70.1	14.3	20.4	11.7
Austar (Australia)	59.8	54.1	5.7	10.5	(0.8)
Corporate and other	4.2	(6.6)	10.8	N.M.	—

Total	$1,121.7	$975.0	$146.7	15.0	6.9

Total (excluding VTR Wireless)					7.4

N.M — Not Meaningful

(1)          In addition to rebasing for currency exchange rates and acquisitions, we have also rebased Q1 2010 results for the Hungarian Tax that was imposed beginning in the fourth quarter of 2010. This impacts the line items of Central and Eastern Europe, Total UPC Broadband Division and Total.  Please see page 10 for supplemental information.

Revenue and Operating Cash Flow for 2010

The following tables provide revenue and operating cash flow for the indicated 2010 periods. These amounts have been restated to reflect the Q1 2011 changes made to our segment presentation within the UPC Broadband Division, as further described on page 10.

Revenue

	Three months ended				Year ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2010
	in millions
UPC Broadband Division:
Germany	$216.8	$293.9	$306.5	$329.4	$1,146.6
The Netherlands	295.5	274.3	282.9	304.1	1,156.8
Switzerland	260.3	250.5	271.3	294.7	1,076.8
Other Western Europe	214.2	194.7	197.5	213.9	820.3
Total Western Europe	986.8	1,013.4	1,058.2	1,142.1	4,200.5
Central and Eastern Europe	259.2	240.1	242.1	260.1	1,001.5
Central and other	27.1	25.2	27.6	28.7	108.6
Total UPC Broadband Division	1,273.1	1,278.7	1,327.9	1,430.9	5,310.6

Telenet (Belgium)	439.1	410.2	425.7	452.2	1,727.2
VTR Group (Chile)	182.0	191.3	205.8	219.1	798.2
Austar (Australia)	156.4	156.5	162.8	177.0	652.7
Corporate and other	146.0	152.5	144.3	165.8	608.6
Intersegment eliminations	(20.9)	(20.4)	(19.7)	(19.4)	(80.4)

Total	$2,175.7	$2,168.8	$2,246.8	$2,425.6	$9,016.9

Operating Cash Flow

	Three months ended				Year ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2010
	in millions
UPC Broadband Division:
Germany	$119.7	$169.0	$183.1	$188.0	$659.8
The Netherlands	168.8	159.1	166.6	179.4	673.9
Switzerland	141.5	134.0	156.2	162.2	593.9
Other Western Europe	98.0	85.7	92.7	101.1	377.5
Total Western Europe	528.0	547.8	598.6	630.7	2,305.1
Central and Eastern Europe	133.8	123.8	125.2	114.0	496.8
Central and other	(26.7)	(32.5)	(25.3)	(35.8)	(120.3)
Total UPC Broadband Division	635.1	639.1	698.5	708.9	2,681.6

Telenet (Belgium)	222.3	208.7	226.0	215.8	872.8
VTR Group (Chile)	70.1	79.9	88.8	88.9	327.7
Austar (Australia)	54.1	53.4	56.1	63.3	226.9
Corporate and other	(6.6)	3.8	9.6	(7.2)	(0.4)

Total	$975.0	$984.9	$1,079.0	$1,069.7	$4,108.6

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended
	March 31, 2011	March 31, 2010
	in millions
Total segment operating cash flow from continuing operations	$1,121.7	$975.0
Stock-based compensation expense	(35.6)	(34.0)
Depreciation and amortization	(618.5)	(589.0)
Impairment, restructuring and other operating gains (charges), net	110.0	(48.4)
Operating income	$577.6	$303.6

	Three months ended				Year ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2010
	in millions
Total segment operating cash flow from continuing operations	$975.0	$984.9	$1,079.0	$1,069.7	$4,108.6
Stock-based compensation expense	(34.0)	(32.7)	(25.1)	(31.0)	(122.8)
Depreciation and amortization	(589.0)	(590.5)	(580.7)	(608.4)	(2,368.6)
Impairment, restructuring and other operating charges, net	(48.4)	(34.6)	(26.5)	(12.5)	(122.0)
Operating income	$303.6	$327.1	$446.7	$417.8	$1,495.2

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table(2) details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2011:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt(3)	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$2,426.2	$—	$2,426.2	$1,204.9
UPC Holding (excluding VTR)	11,632.1	37.3	11,669.4	42.5
VTR Group	—	0.6	0.6	112.6
Unitymedia	3,742.0	704.8	4,446.8	142.4
Telenet	3,685.8	426.5	4,112.3	1,029.3
Austar	776.9	—	776.9	232.6
Chellomedia	264.8	—	264.8	14.5
Liberty Puerto Rico	163.8	—	163.8	6.7
Other operating subsidiaries	—	—	—	1.6
Total LGI	$22,691.6	$1,169.2	$23,860.8	$2,787.1

KBW Escrowed Cash				1,645.6
Adjusted cash position				$4,432.7

Capital Expenditures

The following table highlights our capital expenditures per category for the indicated periods:

	Three months ended March 31,
	2011(4)	2010
	in millions
Customer premises equipment	$221.1	$184.2
Scalable infrastructure	69.8	64.6
Line extensions	56.1	36.3
Upgrade/rebuild	82.7	54.0
Support capital	77.9	62.6
Other including Chellomedia	2.8	3.3
Total capital expenditures	$510.4	$405.0

Capital expenditures as % of revenue	21.0%	18.6%

(2)          Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(3)          Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

(4)          Of our capital expenditures for the three months ended March 31, 2011, VTR Wireless accounted for $6 million. Excluding VTR Wireless’ capital expenditures, our capital expenditures would have been 20.7% of revenue.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less cash payments for capital expenditures, with each item excluding any cash provided or used by our discontinued operations. This definition represents a change from our prior FCF definition in that we previously did not add back excess tax benefits from stock-based compensation and cash payments for direct acquisition costs to arrive at FCF, but instead included the material components of these items as adjustments to arrive at Adjusted FCF. In addition, in our condensed consolidated cash flow statement, we have reclassified our cash outflows related to the payment of withholding taxes that are net settled upon the exercise of or release of restrictions on certain stock incentive awards (“Employee Tax Withholding Payments”) from operating to financing activities. Both of these changes have been given retroactive treatment for all periods presented, and the revised FCF and Adjusted FCF amounts for 2010 and each of the 2010 quarters are presented on page 16.

We also present Adjusted FCF which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts associated with the Unitymedia acquisition and the divestiture of our J:COM interest in 2010, specifically the costs associated with Old Unitymedia’s pre-acquisition debt and U.S. cash tax payments resulting from the gain on the J:COM divestiture, which tax payments occurred in the second, third and fourth quarters of 2010. Consistent with how we have set our 2011 guidance target, we have also begun adding back the FCF deficit associated with the VTR Wireless mobile initiative to arrive at Adjusted FCF for the 2011 period. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF and Adjusted FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended March 31,
	2011	2010
	in millions
Net cash provided by operating activities of continuing operations(5)	$734.9	$633.7
Excess tax benefits from stock-based compensation(6)	20.2	34.3
Direct acquisition costs(7)	3.8	38.6
Capital expenditures	(510.4)	(405.0)
FCF	$248.5	$301.6

FCF	$248.5	$301.6
Old Unitymedia’s FCF adjustment for pre-acquisition Q1 2010 period(8)	—	(42.0)
Post-acquisition payments associated with Old Unitymedia’s capital structure(9)	6.4	37.6
FCF deficit of VTR Wireless	9.8	—
Tax payments on J:COM disposal	—	—
Adjusted FCF	$264.7	$297.2

(5)                                  The amount for the 2010 period differs from the amount previously reported in our condensed consolidated cash flow statement due to (i) the reclassification from operating to financing activities of the Employee Tax Withholding Payments and (ii) the reclassification of cash flows related to Unitymedia’s arena segment from continuing to discontinued operations.

(6)                                  Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our condensed consolidated cash flow statement.

(7)                                  Represents costs paid during the period to third parties directly related to acquisitions.

(8)                                  Represents the estimated FCF of Old Unitymedia (exclusive of interest and derivative payments associated with Old Unitymedia’s pre-acquisition debt) during the pre-acquisition Q1 2010 period.

(9)                                  Represents interest and derivative payments on Old Unitymedia’s pre-acquisition debt during the post-acquisition period. These latter payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement. Old Unitymedia’s pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition. Payments on one of Old Unitymedia’s legacy derivative instruments have continued into 2011.

Free Cash Flow and Adjusted Free Cash Flow for 2010

The following table shows revised FCF and Adjusted FCF amounts for the indicated 2010 periods after giving effect to our new definitions of FCF and Adjusted FCF and certain reclassifications within our condensed consolidated cash flow statements:

	Three months ended				Year ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2010
	in millions
Net cash provided by operating activities of continuing operations(10)	$633.7	$371.3	$424.7	$742.5	$2,172.2
Excess tax benefits from stock-based compensation(11) (12)	34.3	0.1	14.5	(4.2)	44.7
Direct acquisition costs(12) (13)	38.6	13.2	1.0	1.5	54.3
Capital expenditures	(405.0)	(434.4)	(457.9)	(493.8)	(1,791.1)
FCF	$301.6	$(49.8)	$(17.7)	$246.0	$480.1

FCF	$301.6	$(49.8)	$(17.7)	$246.0	$480.1
Old Unitymedia’s FCF adjustment for pre-acquisition Q1 2010 period(14)	(42.0)	—	—	—	(42.0)
Post-acquisition payments associated with Old Unitymedia’s capital structure(15)	37.6	7.2	6.9	13.2	64.9
Tax payments on J:COM disposal	—	126.0	57.1	44.9	228.0
Adjusted FCF	$297.2	$83.4	$46.3	$304.1	$731.0

(10)                            The amounts differ from the amounts previously reported in our condensed consolidated cash flow statement due to (i) the reclassification from operating to financing activities of the Employee Tax Withholding Payments and (ii) with respect to Q1 2010 and Q2 2010, the reclassification of cash flows related to Unitymedia’s arena segment from continuing to discontinued operations.

(11)                            Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our condensed consolidated cash flow statement.

(12)                            Previously, all of our excess tax benefits related to stock-based compensation and all of the material components of our cash payments for direct acquisition costs were added back to arrive at Adjusted Free Cash Flow. Under our new definition of FCF, the full amount of both of these items are now added back to our FCF definition and accordingly are no longer a reconciling item between FCF and Adjusted FCF.

(13)                            Represents costs paid during the period to third parties directly related to acquisitions.

(14)                            Represents the estimated FCF of Old Unitymedia (exclusive of interest and derivative payments associated with Old Unitymedia’s pre-acquisition debt) during the pre-acquisition Q1 2010 period.

(15)                            Represents interest and derivative payments on Old Unitymedia’s pre-acquisition debt during the post-acquisition period. These latter payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement. Old Unitymedia’s pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition. Payments on one of Old Unitymedia’s legacy derivative instruments have continued into 2011.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at March, 31, 2011, December 31, 2010, and March 31, 2010:

	March 31, 2011	December 31, 2010	March 31, 2010	Q1’11 / Q4’10 (% Change)	Q1’11 / Q1’10 (% Change)
Total Customers
UPC Broadband	13,369,800	13,415,100	13,591,300	(0.3)%	(1.6)%
Telenet	2,253,700	2,274,400	2,318,000	(0.9)%	(2.8)%
VTR	1,074,700	1,068,600	1,050,700	0.6%	2.3%
Other	877,600	885,000	868,900	(0.8)%	1.0%
LGI Consolidated	17,575,800	17,643,100	17,828,900	(0.4)%	(1.4)%

Total Single-Play Customers	11,021,600	11,258,300	11,911,800	(2.1)%	(7.5)%
Total Double-Play Customers	2,659,900	2,640,500	2,541,400	0.7%	4.7%
Total Triple-Play Customers	3,894,300	3,744,300	3,375,700	4.0%	15.4%

% Double-Play Customers
UPC Broadband	13.4%	13.3%	12.6%	0.8%	6.3%
Telenet	27.1%	26.5%	24.4%	2.3%	11.1%
VTR	21.7%	21.9%	22.1%	(0.9)%	(1.8)%
LGI Consolidated	15.1%	15.0%	14.3%	0.7%	5.6%

% Triple-Play Customers
UPC Broadband	19.9%	18.9%	16.4%	5.3%	21.3%
Telenet	32.6%	31.6%	29.0%	3.2%	12.4%
VTR	43.4%	42.8%	42.1%	1.4%	3.1%
LGI Consolidated	22.2%	21.2%	18.9%	4.7%	17.5%

RGUs per Customer Relationship
UPC Broadband	1.53	1.51	1.45	1.3%	5.5%
Telenet	1.92	1.90	1.83	1.1%	4.9%
VTR	2.09	2.08	2.06	0.5%	1.5%
LGI Consolidated	1.59	1.57	1.52	1.3%	4.6%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(16) for the indicated periods:

	Three months ended March 31,					FX Neutral
	2011		2010		% Change	% Change(17)
UPC Broadband		€23.30		€22.11	5.4%	2.4%
UPC Broadband (excluding Unitymedia)		€27.23		€24.79	9.8%	6.1%
Telenet		€41.02		€38.49	6.6%	6.6%
VTR	CLP	29,475	CLP	27,505	7.2%	7.2%
Austar	AUD	70.93	AUD	71.78	(1.2)%	(1.2)%
LGI Consolidated		$38.73		$37.06	4.5%	2.1%
LGI (excluding Unitymedia)		$44.77		$41.13	8.8%	5.9%

(16)                            ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts.

(17)                            FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2011 period are applied to the 2010 results.

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the first quarter of 2011. Chellomedia Programming is a component of our Chellomedia business, which generated revenue of approximately €87 million in Q1 2011.

	Three months ended March 31,
	2011	2010
	in millions
UPC Holding:
Revenue	€976.5	€894.5
OCF	€461.8	€422.9
Chellomedia Programming:
Revenue	€78.9	€71.3
OCF	€15.5	€12.8

	Debt, Cash and Leverage at March 31, 2011(18)
	Total Debt(19)	Cash	Sr. Leverage	Total Leverage
	in millions
UPC Holding	€8,225.9	€109.0	3.93x	4.81x
Chellomedia Programming	€186.7	€9.8	3.12x	3.12x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. For additional discussion of OCF, please see page 13. The following tables provide the reconciliations of OCF to operating income:

	Three months ended March 31,
	2011	2010
	in millions
UPC Holding
Total segment operating cash flow	€461.8	€422.9
Stock-based compensation expense	(3.3)	(4.7)
Related-party fees and allocations, net	(1.5)	(8.3)
Depreciation and amortization	(239.7)	(245.9)
Impairment, restructuring and other operating charges, net	(2.3)	(1.9)
Operating income	€215.0	€162.1
Chellomedia Programming
Total segment operating cash flow	€15.5	€12.8
Stock-based compensation expense	(0.3)	(0.2)
Related-party management fees	(2.8)	(2.0)
Depreciation and amortization	(6.3)	(6.0)
Impairment, restructuring and other operating charges	—	—
Operating income	€6.1	€4.6

(18)                            In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on March 31, 2011 results, and are subject to completion of our first quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

(19)                            Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia Programming reflects third-party debt only.

	Consolidated Operating Data — March 31, 2011
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	8,694,400	8,162,000	4,553,100	6,156,300	2,887,900	1,589,500	—	—	4,477,400	8,162,000	840,100	8,162,000	838,800
The Netherlands(13)	2,796,500	2,689,000	1,877,500	3,503,900	951,700	922,700	—	—	1,874,400	2,726,500	867,600	2,697,900	761,900
Switzerland(13)	2,071,800	1,749,600	1,551,000	2,368,200	1,021,000	495,200	—	—	1,516,200	2,143,100	518,600	2,142,900	333,400
Austria	1,171,000	1,171,000	699,500	1,295,300	245,000	276,400	—	—	521,400	1,171,000	440,800	1,171,000	333,100
Ireland	871,000	677,200	534,900	811,700	101,500	323,600	—	62,800	487,900	677,200	214,900	618,000	108,900
Total Western Europe	15,604,700	14,448,800	9,216,000	14,135,400	5,207,100	3,607,400	—	62,800	8,877,300	14,879,800	2,882,000	14,791,800	2,376,100
Hungary	1,255,000	1,240,400	896,200	1,436,200	313,900	264,700	198,100	—	776,700	1,240,400	378,100	1,242,900	281,400
Romania	2,070,100	1,637,000	1,139,700	1,540,700	599,700	304,500	235,500	—	1,139,700	1,637,000	256,200	1,575,200	144,800
Poland	2,050,800	1,941,400	1,096,300	1,789,300	610,600	408,100	—	—	1,018,700	1,941,400	538,800	1,941,300	231,800
Czech Republic	1,327,600	1,218,500	749,900	1,210,200	101,200	417,300	81,000	—	599,500	1,218,500	419,700	1,214,400	191,000
Slovakia	495,400	448,000	271,700	367,400	126,400	90,000	40,200	2,400	259,000	411,600	73,700	411,600	34,700
Total Central & Eastern Europe	7,198,900	6,485,300	4,153,800	6,343,800	1,751,800	1,484,600	554,800	2,400	3,793,600	6,448,900	1,666,500	6,385,400	883,700
Total UPC Broadband Division	22,803,600	20,934,100	13,369,800	20,479,200	6,958,900	5,092,000	554,800	65,200	12,670,900	21,328,700	4,548,500	21,177,200	3,259,800

Telenet (Belgium)	2,825,100	2,825,100	2,253,700	4,333,400	966,900	1,286,800	—	—	2,253,700	2,825,100	1,249,200	2,825,100	830,500

The Americas:
VTR (Chile)	2,684,100	2,032,700	1,074,700	2,241,600	266,400	636,600	—	—	903,000	2,032,700	714,000	2,022,600	624,600
Puerto Rico	352,500	352,500	121,800	214,200	—	80,800	—	—	80,800	352,500	83,500	352,500	49,900
Total The Americas	3,036,600	2,385,200	1,196,500	2,455,800	266,400	717,400	—	—	983,800	2,385,200	797,500	2,375,100	674,500

Austar (Australia)	2,543,100	—	755,800	755,800	—	—	755,700	—	755,700	30,400	100	—	—

Grand Total	31,208,400	26,144,400	17,575,800	28,024,200	8,192,200	7,096,200	1,310,500	65,200	16,664,100	26,569,400	6,595,300	26,377,400	4,764,800

	Subscriber Variance Table — March 31, 2011 vs. December 31, 2010
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	(24,500)	(21,600)	(2,000)	108,700	(66,300)	55,700	—	—	(10,600)	(21,600)	59,800	(21,600)	59,500
The Netherlands	7,000	7,000	(17,500)	33,700	(46,200)	28,500	—	—	(17,700)	6,700	24,000	7,000	27,400
Switzerland	10,000	20,000	(4,100)	10,500	(34,500)	30,400	—	—	(4,100)	20,600	8,400	20,800	6,200
Austria	2,100	2,100	(6,000)	3,200	(12,900)	7,600	—	—	(5,300)	2,100	1,000	1,600	7,500
Ireland	(4,300)	5,500	1,400	26,200	(6,900)	7,100	—	(2,200)	(2,000)	5,500	15,700	10,300	12,500
Total Western Europe	(9,700)	13,000	(28,200)	182,300	(166,800)	129,300	—	(2,200)	(39,700)	13,300	108,900	18,100	113,100
Hungary	4,900	4,200	6,700	19,300	(21,000)	17,200	8,400	—	4,600	4,200	8,800	4,200	5,900
Romania	500	1,300	(16,700)	(11,500)	(46,200)	20,600	8,900	—	(16,700)	1,300	1,200	1,300	4,000
Poland	1,300	2,500	(100)	19,200	(39,700)	37,400	—	—	(2,300)	2,500	14,200	2,500	7,300
Czech Republic	700	900	(5,500)	4,900	(11,300)	5,500	(4,500)	—	(10,300)	900	11,300	900	3,900
Slovakia	300	2,600	(1,500)	300	(10,000)	4,800	2,700	(300)	(2,800)	3,200	2,400	3,200	700
Total Central & Eastern Europe	7,700	11,500	(17,100)	32,200	(128,200)	85,500	15,500	(300)	(27,500)	12,100	37,900	12,100	21,800
Total UPC Broadband Division	(2,000)	24,500	(45,300)	214,500	(295,000)	214,800	15,500	(2,500)	(67,200)	25,400	146,800	30,200	134,900

Telenet (Belgium)	6,300	6,300	(20,700)	17,800	(65,600)	44,900	—	—	(20,700)	6,300	22,600	6,300	15,900

The Americas:
VTR (Chile)	4,800	4,400	6,100	24,000	(22,600)	27,900	—	—	5,300	4,400	16,000	5,300	2,700
Puerto Rico	300	300	1,100	2,900	—	(500)	—	—	(500)	300	2,200	300	1,200
Total The Americas	5,100	4,700	7,200	26,900	(22,600)	27,400	—	—	4,800	4,700	18,200	5,600	3,900

Austar (Australia)	6,300	—	(8,500)	(8,500)	—	—	(8,500)	—	(8,500)	—	—	—	—

Grand Total	15,700	35,500	(67,300)	250,700	(383,200)	287,100	7,000	(2,500)	(91,600)	36,400	187,600	42,100	154,700

ORGANIC GROWTH SUMMARY:
UPC Broadband Division (excluding Germany)	20,300	43,900	(45,500)	103,600	(230,900)	159,100	15,500	(2,500)	(58,800)	47,000	87,000	51,800	75,400
Germany	4,900	8,100	(2,000)	108,700	(66,300)	55,700	—	—	(10,600)	8,100	59,800	8,100	59,500
Total UPC Broadband Division	25,200	52,000	(47,500)	212,300	(297,200)	214,800	15,500	(2,500)	(69,400)	55,100	146,800	59,900	134,900
Telenet (Belgium)	6,300	6,300	(20,300)	20,500	(66,800)	46,500	—	—	(20,300)	6,300	24,700	6,300	16,100
The Americas	5,100	4,700	7,200	26,900	(22,600)	27,400	—	—	4,800	4,700	18,200	5,600	3,900
Austar (Australia)	6,300	—	(8,500)	(8,500)	—	—	(8,500)	—	(8,500)	—	—	—	—
Total Organic Change	42,900	63,000	(69,100)	251,200	(386,600)	288,700	7,000	(2,500)	(93,400)	66,100	189,700	71,800	154,900

ADJUSTMENTS:
Q1 2011 Telenet adjustment	—	—	(400)	(2,700)	1,200	(1,600)	—	—	(400)	—	(2,100)	—	(200)
Q1 2011 Germany adjustment	(29,400)	(29,700)	—	—	—	—	—	—	—	(29,700)	—	(29,700)	—
Q1 2011 Switzerland acquisitions	2,200	2,200	2,200	2,200	2,200	—	—	—	2,200	—	—	—	—
Net Adjustments	(27,200)	(27,500)	1,800	(500)	3,400	(1,600)	—	—	1,800	(29,700)	(2,100)	(29,700)	(200)

Total Net Adds (Reductions)	15,700	35,500	(67,300)	250,700	(383,200)	287,100	7,000	(2,500)	(91,600)	36,400	187,600	42,100	154,700

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (microwave) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (“RGUs”), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 392,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premise as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or through a “digicard”, but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At March 31, 2011, we included 42,500 of these subscribers in the Digital Cable Subscribers reported for Cablecom. In the case of Cablecom, we estimate the number of such subscribers using publicly available data. A “digicard” is a small device that allows customers with a common interface plus (“CI+”) enabled television set who subscribe to, or otherwise have purchased access to, our digital cable services, to view such services without a digital set-top box. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)

DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite. Austar’s DTH RGUs include 141,000 commercial RGUs that are calculated on an EBU basis.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 76,900 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. Unitymedia offers a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 5,500 subscribers within such housing associations who have requested and received a modem that enables the receipt of Unitymedia’s 128Kbps wholesale internet service.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 56,900 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At March 31, 2011, Cablecom’s partner networks account for 102,000 Customer Relationships, 164,900 RGUs, 67,800 Digital Cable Subscribers, 393,500 Internet Homes Serviceable, 393,300 Telephony Homes Serviceable, 57,300 Internet Subscribers, and 39,800 Telephony Subscribers. In addition, partner networks account for 482,400 of Cablecom’s digital cable homes serviceable, that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2011 subscriber table.

Additional General Notes to Tables:

With respect to Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per establishment basis). EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business (“B2B”) basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, Belgium, the Netherlands, Austria, Hungary, Ireland and Romania. We generally do not count customers of B2B services as subscribers, customers or RGUs. In this regard, the RGUs presented in our March 31, 2011 subscriber table exclude 95,500 SOHO (small office and home office) subscribers to B2B internet (54,700), telephony (33,700) and digital cable (7,100) services provided by our UPC Broadband Division. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.